EX-35.6
Servicer Statement of Compliance
GEMSA Loan Services, L.P.


The undersigned, a duly authorized officer of GEMSA Loan Services, L.P. a Delaware limited partnership, (the "GEMSA") as the current subservicer pursuant to that certain Subservicing Agreement dated August 1, 2001, by and among GEMSA, L.J. Melody & Company of Texas, L.P., and L.J. Melody & Company (the "Melody Sub-Servicing Agreement") as related to that certain Sub-Servicing Agreement dated as of May 1, 2007, by and between KeyCorp Real Estate Capital Markets, Inc., as Master Servicer and CBRE Melody of Texas, L.P. ("CBRE Melody") as Sub-Servicer (the "KeyCorp Sub-Servicing Agreement"), for GE Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates Series 2007-C1 (the "Pool") does hereby certify that:

1. GEMSA has performed CBRE Melody's subservicing referenced under the KeyCorp Sub-Servicing Agreement.
2. A review of GEMSA's activities on behalf of the CBRE Melody during the period from January 1, 2007 through and including December 31, 2007 (the "Reporting Period") and of its performance under the KeyCorp Sub-Servicing Agreement has been made under my supervision.
3. To the best of my knowledge, based on such review, GEMSA has fulfilled all of its obligations expressly set forth in the Melody Sub-Servicing Agreement, which include all of CBRE Melody's obligations in all material respects under the KeyCorp Sub-Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 27th day of February 2008.

GEMSA LOAN SERVICES, L.P., a Delaware limited partnership


By: /s/ Robert P. Vestewig
Robert P. Vestewig, Chief Operating Officer